Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investors

Keira Lombardo

Smithfield Foods, Inc.

(757) 365-3050

keiralombardo@smithfieldfoods.com

Media

Andrew Siegel / Annabelle Rinehart / Erin Kurtz

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

SMITHFIELD FOODS SHAREHOLDERS APPROVE STRATEGIC COMBINATION WITH SHUANGHUI INTERNATIONAL

SMITHFIELD, Virginia (September 24, 2013)—Smithfield Foods, Inc. (NYSE:SFD) announced today that the shareholders of the company voted overwhelmingly to approve the proposed strategic combination with Shuanghui International Holdings Limited.

At a Special Meeting of Smithfield shareholders held today, more than 96% of the votes cast were voted in favor of the transaction, which represents approximately 76% of Smithfield’s total outstanding shares of common stock as of the record date for the Special Meeting.

“We are pleased with the outcome of today’s vote and thank all of our shareholders for their support,” said C. Larry Pope, president and chief executive officer of Smithfield. “This is a great transaction for all Smithfield stakeholders, as well as for American farmers and U.S. agriculture. The partnership is all about growth, and about doing more business at home and abroad. It will remain business as usual – only better – at Smithfield, and we look forward to embarking on this new chapter.”

Under the terms of the agreement Smithfield shareholders will receive $34.00 per share in cash for each share of Smithfield common stock that they own. Upon closing of the transaction, Smithfield’s common stock will cease to be publicly traded and the company will be a wholly-owned subsidiary of Shuanghui International Holdings Limited, operating as Smithfield Foods. Subject to customary closing conditions, the company expects to complete the combination by September 26, 2013.

About Smithfield Foods

Smithfield Foods is a $13 billion global food company and the world’s largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook’s®, Gwaltney®, John Morrell®, Kretschmar®, Curly’s®, Carando®, Margherita®, and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com and www.smithfieldcommitments.com.

About Shuanghui International Holdings Limited

Shuanghui International Holdings Limited is a Hong Kong-based privately held company that owns a variety of businesses that include food and logistics. Shuanghui International and its subsidiaries are the majority shareholders of China’s largest meat processor, Henan Shuanghui Investment & Development Co. Ltd., which is publicly listed on the Shenzhen Stock Exchange under the ticker symbol 000895. More information about Shuanghui International is available at www.shuanghui-international.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, but are not limited to the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the failure of one or more conditions to the closing of the merger agreement to be satisfied; the failure of Shuanghui International Holdings Limited to obtain the necessary financing in connection with the merger agreement; the amount of the costs, fees, expenses and charges related to the merger agreement or merger; risks arising from the merger’s diversion of management’s attention from the Company’s ongoing business operations; risks that our stock price may decline significantly if the merger is not completed; the ability of the Company to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the completion of the merger; the availability and prices of live hogs, feed ingredients (including corn), raw materials, fuel and supplies; food safety; livestock disease; live hog production costs; product pricing; the competitive environment and related market conditions; risks associated with the Company’s indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook; hedging risk; adverse weather conditions; operating efficiencies; changes in foreign currency exchange rates; access to capital; the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; adverse results from litigation; actions of domestic and foreign governments; labor relations issues; credit exposure to large customers; the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, and other risks and uncertainties described under Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended April 28, 2013.

Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Any forward-looking statement that we make speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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